Exhibit 99.1

ViewRay Appoints Scott Drake as President, Chief Executive Officer and a Member of the Board of Directors, Shar Matin as Chief Operating Officer, and D. Keith Grossman as a Member of the Board of Directors

New Officers and Directors Bring Extensive Medical Company Growth Experience to ViewRay

ViewRay Pre-Releases Preliminary Second Quarter 2018 Revenue of $16 Million and Reaffirms Revenue Guidance of $80 to $90 Million for 2018

CLEVELAND, July 24, 2018 — ViewRay, Inc. (Nasdaq: VRAY), maker of the market-leading MRI-guided radiation therapy system, announced today the appointment of medical device industry veterans Scott Drake as its President and Chief Executive Officer and Shar Matin as its Chief Operating Officer, effective immediately. In connection with his appointment, Mr. Drake has also been appointed to the ViewRay Board of Directors. In addition, ViewRay announced the appointment of D. Keith Grossman to the ViewRay Board of Directors.

ViewRay announced preliminary unaudited revenue of approximately $16 million for the second quarter ended June 30, 2018, primarily from three revenue units, and reaffirmed full year 2018 revenue guidance of $80 million to $90 million.

“We are delighted to welcome Scott as our new President and Chief Executive Officer and Shar as our new Chief Operating Officer,” said Daniel Moore, Chairman of the Board of Directors of ViewRay. “We believe that Scott and Shar’s deep operational experience with fast-growing medical companies will be invaluable as we bring ViewRay’s revolutionary technology to the fight against cancer for patients around the world.”

Mr. Drake stated “I am excited to join the ViewRay team as we drive growth and innovation to benefit customers and cancer patients globally. ViewRay’s MRIdian technology, team and early clinical outcomes position us well to create shareholder value.”

“We are also delighted to welcome Keith Grossman as a new member of our Board,” Mr. Moore continued. “With more than 30 years of leadership in the medical technology industry, we look forward to Mr. Grossman’s counsel and perspective.”

The Company also announced the departures of current President and Chief Executive Officer Chris A. Raanes and Chief Operating Officer Doug Keare. “It has been a great five years at ViewRay,” said Raanes. “I am very excited about Scott and Shar taking the Company to its next growth phase, and will ensure a smooth transition.” Mr. Moore added: “I would like to thank Chris, who led ViewRay through the development and commercialization of the MRIdian technology. I would also like to acknowledge the extensive contributions and dedication that Doug displayed during his tenure at ViewRay.”

Mr. Drake formerly served as the President and Chief Executive Officer of the Spectranetics Corporation (“Spectranetics”), a leading developer and manufacturer of minimally-invasive cardiovascular devices, and grew the business from an enterprise value of approximately $200 million in 2011 until its $2.2 billion acquisition by Royal Philips in 2017.    Mr. Drake currently serves as the Chairman of the Board of Directors for AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation and left atrial appendage management, and as the Chairman of the Board of Directors for JustRight Surgical, LLC, a medical device company dedicated to serving pediatric patients. Before joining Spectranetics, Mr. Drake served as Senior Vice President for DaVita Corporation (NYSE: DVA), a leading provider of kidney care. He also previously worked at Covidien (now part of Medtronic) from 1992 until 2009. Mr. Drake graduated from the Miami University of Ohio with a Bachelor of Science in Business.

Mr. Matin previously worked for Spectranetics starting in 2007, serving as its Chief Operating Officer from 2014 until its acquisition by Royal Philips in 2017. Before joining Spectranetics, Mr. Matin worked for the Guidant Corporation (now Boston Scientific Corporation) in various commercial and engineering roles from 1997 until 2007. Mr. Matin graduated from Harvard Business School with a Master in Business Administration, and graduated from the University of California, Berkeley with honors with a Bachelor of Science in Mechanical Engineering.

Mr. Grossman previously served as the President, Chief Executive Officer and Director for Thoratec Corporation through its $3.4 billion acquisition by St. Jude Medical (now Abbott Laboratories, NYSE: ABT) in 2016. From 2011 to 2013, Mr. Grossman served as President, Chief Executive Officer and Director for Conceptus, Inc., where he led its turnaround and acquisition by Bayer Healthcare in 2013. From 2007 to 2011, Mr. Grossman served as a Managing Director with the Texas Pacific Group, a private equity firm, in their healthcare investment team. Mr. Grossman currently serves as a director for Vyaire, Inc., Outset Medical, Inc. and Therox, Inc., and has previously served as a director for Thoratec Corporation, Conceptus, Inc., ZELTIQ Aesthetics, Inc., Intuitive Surgical, Inc., Kyphon, Inc. and a number of privately held medical device companies. Mr. Grossman received a Bachelor of Science in Life Sciences from the Ohio State University and a Master in Business Administration from Pepperdine University.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology helping to transform radiation therapy, resulting in improved treatment outcomes that benefit both patients and health care systems around the world. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purposely built to deliver high-precision radiation without unnecessary beam distortion, and consequently, help to mitigate skin toxicity and other safety concerns that may otherwise arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov, including the risk factors disclosed in ViewRay’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

Contact:

Investor Relations:

Ajay Bansal

Chief Financial Officer

1-844-MRIdian (674-3426)

Media Enquiries:

Michael Saracen

Vice President, Marketing

ViewRay, Inc.

Phone: +1 408-242-2994

Email: media@viewray.com

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